Exhibit 23.1

[KPMG letterhead]

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc:

We consent to the use of our report dated April 8, 2014, with respect to the consolidated statements of income, comprehensive income, changes in equity and cash flows of Prudential plc for the year ended 31 December 2013, incorporated herein by reference in the registration statement.

/s/ KPMG Audit Plc
KPMG Audit Plc
London, England

September 21, 2016